Exhibit 21.1

Significant Subsidiaries of WEBTOON Entertainment Inc.

Subsidiary	Jurisdiction

eBook Initiative Japan Co., Ltd.	Japan

LINE Digital Frontier Corporation	Japan

Munpia Inc.	Republic of Korea

NAVER WEBTOON Ltd.	Republic of Korea

Studio N Corporation	Republic of Korea

Wattpad Corporation	Canada